EXHIBIT 99.1


                                                           [EMCORE LOGO OMITTED]
PRESS RELEASE

------------------------------------------------------------------------
EMCORE ANNOUNCES SUCCESSFUL EXCHANGE OFFER OF ITS 5% CONVERTIBLE SUBORDINATED NOTES DUE MAY 15, 2006

SOMERSET, N.J., Feb. 19 -- EMCORE Corporation (Nasdaq: EMKR), a leading provider of compound semiconductor technologies for global communications, today announced the successful conclusion of its exchange offer. The Company will exchange approximately $80.3 million aggregate principal amount of its new 5% Convertible Senior Subordinated Notes due May 15, 2011 ("New Notes") and approximately 7.7 million shares of common stock for approximately $146.0 aggregate million principal amount of its 5% Convertible Subordinated Notes due May 15, 2006 ("Old Notes"). The notes tendered in the exchange represent approximately 90.2% of the aggregate principal amount outstanding. The closing of the exchange offer is expected to occur on or about February 24, 2004.

EMCORE's President and Chief Executive Officer, Mr. Reuben F. Richards, Jr., said, "We are delighted with the overwhelmingly positive response of our convertible note holders to our exchange offer. Our successful exchange offer is another key milestone in positioning EMCORE as a leader in global communications. The exchange offer will achieve an aggregate debt reduction of approximately $65.7 million and a reduction in annual interest expense of approximately $3.3 million. We believe this transaction is in the best interests of our shareholders, bondholders and customers."

The exchange offer was made pursuant to a registration statement, tender offer statement and other related documents, which more fully set forth the terms of the exchange offer and the New Notes. CIBC World Markets acted as dealer manager for the exchange offer.

ABOUT EMCORE:

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the rapidly expanding broadband and wireless communications markets and the solid-state lighting industry. The company's integrated solutions philosophy embodies state-of-the-art technology, material science expertise, and a shared vision of our customer's goals and objectives to be leaders and pioneers in the rapidly growing communications market. EMCORE's solutions include: optical components for fiber-to-the-curb/home/business, cable television, and high speed data and telecommunications; solar cells, solar panels and fiber optic satellite links for global satellite communications; and electronic materials for high bandwidth communications systems, such as Internet access and wireless telephones. Through its participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation LED technology for use in the general illumination market. For further information about EMCORE, visit http://www.emcore.com.

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that all forward-looking statements regarding EMCORE, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with the proposed exchange offer, including risks related to the issuance of common stock in the exchange offer, including dilution to existing shareholders and volatility in our stock price; risks relating to EMCORE's indebtedness; risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the compound semiconductor industry specifically; risks relating to reduced revenues resulting from the TurboDisc sale; risks to continuing operations arising from the separation of the TurboDisc operations from the Company; risks that EMCORE's restructuring and realignment efforts may not be successful in achieving their expected benefits, may be insufficient to align EMCORE's operations with customer demand and the changes affecting our industry, or may be more costly than currently anticipated; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in EMCORE's filings with the Securities and Exchange Commission.

Contact:

Tom Werthan
Chief Financial Officer
EMCORE Corporation
(732) 271-9090
info@emcore.com

Victor Allgeier
TTC Group
(212) 227-0997
info@ttcominc.com